SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant    ☐

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☒ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Community Bancorp Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COMMUNITY BANCORP INC.
900 Canterbury Place, Suite 300
Escondido, California 92025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 29, 2002
6:00 P.M.

TO THE SHAREHOLDERS OF COMMUNITY BANCORP INC.:

THIS IS TO NOTIFY YOU that pursuant to its Bylaws and the call of its Board of Directors, Community Bancorp Inc. (the “Company”) will hold its 2002 Annual Meeting of Shareholders (the “Meeting”) at The Grand Tradition, 1602 South Mission Road, Fallbrook, California on Wednesday, May 29, 2002 at 6:00 p.m. local time for the purpose of considering and voting on the following matters:

1.    Amendment of Certificate of Incorporation to Classify the Board of Directors. To approve an amendment to the Company’s Certificate of Incorporation to classify the Board of Directors.

2.    Election of Directors. To elect nine (9) persons to the Board of Directors of the Company. The Company has nominated the following persons for election:

Mark N.Baker	Gary W. Deems
G. Bruce Dunn	C. Granger Haugh
Robert H.S. Kirkpatrick	Philip D. Oberhansley
Corey A. Seale	Thomas E. Swanson
Gary M. Youmans

3.    Amendment of Certificate of Incorporation to Authorize Issuance of Preferred Stock. To approve an amendment to the Company’s Certificate of Incorporation to authorize the issuance of preferred stock.

4.    Other Business. To transact such other business as may properly come before the Meeting and any adjournment thereof.

You may vote at the Meeting if you were a shareholder of record at the close of business on April 1, 2002.

In connection with nominations for directors, the Company’s Certificate of Incorporation provides:

“Nominations for election to the Board of Directors of the corporation may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Nominations, other than those made by the Board of Directors, shall be made in writing and shall be delivered or mailed to the president of the corporation, not less than 45 days nor more than 90 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 45 days’ notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the president of the corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the consent, in writing, of each

1

nominee to serve, if elected; (iv) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (v) the name and residence of the notifying stockholder, and (vi) the number of shares of capital stock of the corporation owned by the notifying stockholder. Nominations not made in accordance herewith shall be disregarded by the chairperson of the meeting, and upon his/her instructions, the inspectors of election shall disregard all votes cast for each such nominee.”

IT IS VERY IMPORTANT THAT YOU VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY. IF YOU DO NOT ATTEND THE MEETING, YOU MAY REVOKE THE PROXY PRIOR TO THE TIME IT IS VOTED BY NOTIFYING THE CORPORATE SECRETARY IN WRITING TO THAT EFFECT OR BY FILING A LATER DATED PROXY.

IN ORDER TO FACILITATE THE PROVISION OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

By order of the Board of Directors

L. Bruce Mills, Jr.
Dated: April 11, 2002	Secretary

2

COMMUNITY BANCORP INC.
PROXY STATEMENT

THE MEETING

Information Concerning the Solicitation

You are receiving this Proxy Statement from Community Bancorp Inc. in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Shareholders to be held at The Grand Tradition, 1602 South Mission Road, Fallbrook, California on May 29, 2002 at 6:00 p.m. local time (the “Meeting”).

You may vote at the Meeting if you were a shareholder of record on April 1, 2002. There were 3,327,535 shares of the Company’s Common Stock, par value $0.625, outstanding and entitled to be voted on such date.

You are entitled to one vote for each share you held on the record date, except that for the election of directors you have cumulative voting rights and you may vote as many votes as equals the number of shares you held multiplied by the number of directors to be elected. You may cast all your votes for a single candidate or distribute such votes among any or all of the candidates as you choose. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes on shares for which they hold a proxy.

You have the power to revoke your proxy prior to its exercise. You may revoke your proxy

•	prior to the Meeting by delivering to the Secretary of the Company either a written instrument revoking the proxy or a duly executed proxy bearing a later date, or

•	by attending and voting at the Meeting.

The Inspectors of Election for the Meeting will count votes cast by proxy or in person at the Meeting. The Inspectors will treat abstentions and “broker non-votes” (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be counted as shares voted for purposes of determining the outcome of any matter as may properly come before the Meeting.

Unless otherwise instructed, the Inspectors of Election will vote each valid proxy, which is not revoked,

•	“FOR” an amendment to the Company’s Certificate of Incorporation to classify the Board of Directors.

•	“FOR” the Company’s nominees for the Board of Directors

•	“FOR” an amendment to the Company’s Certificate of Incorporation to authorize the issuance of preferred stock.

and, in the proxy holders’ judgment, on such other matters, if any, which may properly come before the Meeting.

The Company will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to shareholders. The Company will furnish copies of proxy materials to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Company.

Security Ownership of Certain Beneficial Owners and Management

As of April 1, 2002, the Company knew of no person who owned more than five percent (5%) of the outstanding shares of its Common Stock except (i) as set forth in “Security Ownership of Management” or (ii) as described below.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Financial Institutions Partners, L.P. (1)	308,744	9.3%
Hovde Capital, Inc., General Partner 1826 Jefferson Place Washington, DC 20036

(1)	Based upon a 13-D/A filed by Financial Institutions Partners, L.P. on August 2, 2001, adjusted for the 5% stock dividend paid on November 30, 2001.

Security Ownership Of Management

The Company has only one class of shares outstanding, Common Stock.

The next table provides information as of April 1, 2002, concerning the equity ownership of the Company’s directors/nominees, the Company’s and Community National Bank’s (the “Bank”) executive officers, and its directors and executive officers as a group:

Name and Address (1) of Beneficial Owner	Relationship with Company/Bank	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)

Mark N. Baker	Director	50,232	(4)	1.5%

Gary W. Deems	Chairman of the Board	85,628	(5)	2.6%

G. Bruce Dunn	Director	98,531	(6)	3.0%

Granger Haugh	Director	138,346	(7)	4.1%

Robert H.S. Kirkpatrick	Director	9,486	(8)	*

E. Steve LeFevre	Director	68,496	(9)	2.0%

L. Bruce Mills, Jr.	Sr. Vice President/	18,699	(10)	*
	Chief Financial Officer

Donald W. Murray	Executive Vice President/	41,905	(11)	1.2%
	Chief Credit Officer

Philip D. Oberhansley	Director	10,142	(12)	*

F. Michael Patterson	Sr. Vice President/	12,607	(13)	*
	Chief Administrative Officer

Corey A. Seale	Vice Chairman of the Board	42,016	(14)	1.3%

Thomas E. Swanson	President, Chief Executive	213,856	(15)	6.1%
	Officer and Director

Gary M. Youmans	Executive Vice President/Director	99,662	(16)	2.9%

All directors and executive officers
of the Company as a group (12 persons)		889,606	(17)	24.0%

*	Less than 1%.

(1)	The address for all persons listed is c/o Community Bancorp Inc., 900 Canterbury Place, Suite 300, Escondido, California, 92025.

(2)
Unless otherwise indicated in these notes and subject to applicable community property laws and shared voting and investment power with a spouse, each director and executive officer listed above possesses sole voting power and sole investment power for the shares of the Company’s Common Stock listed.

(3)	Includes shares of Common Stock subject to stock options exercisable within 60 days.

(4)
Includes 33,049 shares held in a retirement trust for his benefit, 15,555 shares held in a trust for the benefit of him and his spouse and 1,628 shares of Common Stock subject to stock options exercisable within 60 days.

(5)
Includes 77,175 shares of Common Stock held in an IRA for his benefit, 5,355 shares in a trust for the benefit of him and his spouse, 1,470 shares held in a trust for his son, and 1,628 shares subject to stock options exercisable within 60 days.

(6)
Includes 33,983 shares held in a retirement pension plan for his benefit, 62,222 shares in a trust for the benefit of him and his spouse and 525 shares of Common Stock subject to stock options exercisable within 60 days.

(7)
Includes 74,895 shares held indirectly through a profit sharing trust and 58,787 shares of Common Stock subject to stock options exercisable within 60 days. Does not include shares held in the Trust for the Community National Bank Employee Stock Ownership Plan of which Mr. Haugh is one of the trustees.

(8)	Includes 7,056 shares held indirectly in a retirement trust for his benefit and 2,430 shares of Common Stock subject to stock options exercisable within 60 days.

(9)
Includes 36,243 shares held indirectly in a retirement trust for his benefit, 12,207 shares held in a retirement trust for the benefit of his spouse and 20,046 shares of Common Stock subject to stock options exercisable within 60 days.

(10)	Includes 8,098 shares held in a retirement trust for his benefit and 10,601 shares of Common Stock subject to stock options exercisable within 60 days.

(11)	Includes 12,227 shares held indirectly in a retirement trust for his benefit and 29,007 shares of Common Stock options exercisable within 60 days.

(12)	Includes 9,900 shares of Common Stock subject to stock options exercisable within 60 days.

(13)	Includes 10,402 shares held indirectly in a trust for the benefit of him and his spouse and 2,205 shares of Common Stock subject to stock options exercisable within 60 days.

(14)	Includes 11,055 shares held in a family trust and 29,747 shares of Common Stock subject to stock options exercisable within 60 days.

(15)
Includes 47,574 shares held in a family trust, 16,759 shares held indirectly through a retirement trust for his benefit, 1,821 held in a separate retirement trust for his benefit and 147,702 shares of Common Stock subject to stock options exercisable within 60 days. Does not include shares held in the Trust for the Community National Bank Employee Stock Ownership Plan of which Mr. Swanson is one of the trustees.

(16)
Includes 7,560 shares held indirectly in a retirement trust for his benefit, 5,694 shares held indirectly in a separate retirement trust for his benefit, 578 shares held indirectly in a retirement trust for the benefit of his spouse and 68,875 shares of Common Stock subject to stock options exercisable within 60 days.

(17)
Includes 383,081 shares of Common Stock subject to stock options exercisable within 60 days. Does not include shares held in the Trust for the Bank’s Employee Stock Ownership Plan of which Mr. Haugh and Mr. Swanson are the trustees.

PROPOSAL NO. 1

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO CLASSIFY THE BOARD OF DIRECTORS

Description of the Proposal

The Certificate of Incorporation currently provides for all members of the board of directors to be elected each year. This proposal would amend the Certificate of Incorporation to divide the board into three classes to allow for staggered terms of office, with one class of directors elected each year and each director so elected serving for a term of three years.

The board of directors believes that Proposal No. 1 will provide the board with greater flexibility to protect shareholder interests and to assure continuity in the affairs and business strategies of the Company. Proposal No. 1 may have an impact on the rights of the shareholders and may be characterized as an anti-takeover measure which, if adopted, may tend to insulate management and make the accomplishment of certain transactions involving a potential change of control of the Company more difficult. The board of directors believes that Proposal No. 1 will supplement and strengthen the Company’s existing anti-takeover provisions, including the requirement of a two-thirds majority vote of the shareholders to approve certain business combinations, and that this effect will also be enhanced by Proposal No. 3, described beginning on page      of the Proxy Statement, which would give the board of directors the authority to issue new preferred shares for the purpose, among others, of deterring takeover attempts the board believes are not in the best interest of the Company.

Delaware law permits the certificate of incorporation or the bylaws of a corporation to provide for the classification of directors. Neither the Company’s current Certificate of Incorporation nor its Bylaws contain any such provision. Rather, the current Certificate of Incorporation provides that all directors be elected at each annual meeting of the shareholders and hold office for one year. The proposed amendment provides for the creation of three classes of directors, as nearly equal in size as possible. Since the board currently consists of nine directors, each class would initially consist of three directors. Upon their initial election, the Class I directors will hold office for a term expiring in one year, at the 2003 annual meeting; Class II directors will hold office for two years, until the 2004 annual meeting; and Class III directors will hold office for three years, until the 2005 annual meeting. Commencing at the 2003 annual meeting, the shareholders will elect only one class of directors each year, with each director so elected holding office for a three-year term. The result of this process is that approximately one-third of the board is elected each year.

Pursuant to Proposal 1, Article 7(b) of the Certificate of Incorporation would be amended to read as follows:

“(b) Directors shall be elected annually, and except as set forth in this paragraph in connection with the initial classification of directors, shall serve for terms of three years. Cumulative voting shall apply in the election of directors. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class (“Class I”) to expire at the 2003 annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the 2004 annual meeting and the term of office of the third class (“Class III”) to expire at the 2005 annual meeting. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third annual meeting after their election. Any vacancies in the board of directors for any reason, and any directorships resulting from an increase in the authorized number of directors, may be filled by action of a majority of the directors then in office, although less than a quorum; and any directors so chosen shall hold office for the remainder of the term which each is chosen to fill.”

The Board of Directors approved the proposed amendment to the Company’s Certificate of Incorporation on February 20, 2002, subject to shareholder approval.

Anti-Takeover Effect of Classified Board

The board believes that in certain situations a third party could acquire a block of the Company’s stock and attempt to gain control of the Company or to realize a return on its investment without purchasing the remainder of the Company’s stock through a tender offer or other means of acquisition. Such an acquiror might attempt to force the Company to accept a merger or restructuring or accept another proposal by launching a proxy contest to replace the Company’s board of directors with directors who would support the acquiror. Following a substantial accumulation of stock of the Company, a hostile purchaser could seek representation on the board of directors to increase the likelihood that its proposal would be implemented by the Company. The threat of removal of the board in such a situation could interfere with the board’s ability to negotiate effectively with the potential acquiror, deprive the board of the time and information necessary to evaluate and act prudently on the takeover proposal, and limit the board’s ability to obtain the terms that best benefit the Company and all the shareholders. The board believes that if the amendment contained in Proposal No. 1 is approved by the shareholders, a potential acquiror will be strongly encouraged to deal directly with the board of directors and that the board will be in a better position to negotiate effectively on behalf of the shareholders to realize the greatest possible shareholder value.

The amendment contained in Proposal No. 1 is not being recommended in response to any specific effort of which the Company is aware to accumulate the Company’s stock or to obtain control of the Company through a proxy solicitation in opposition to management. Proposal No. 1, if adopted, will apply to every election of directors, not just those occurring after a change in control of the Company.

The purpose of this amendment is to encourage potential acquirors of the Company to negotiate directly with the board of directors by making it difficult to replace the entire board at any annual meeting. By staggering the terms of directors, this amendment would prevent any outside person or group from gaining control of the board of directors in any one election of directors unless such person or group obtains the approval of the holders of a majority of the outstanding shares of voting stock for another amendment to the Certificate of Incorporation reverting to annual election of all directors. Absent such a vote, it would take two elections for an acquiror to gain control of the board of directors. It is the opinion of the board of directors that this delay serves the best interests of the Company and the shareholders by forcing most potential acquirors to negotiate with the board of directors rather than act unilaterally. However, the amendment will also make it more difficult to replace a majority of the board of directors even when the only purpose for doing so may be the performance of the present directors.

The board of directors believes that a classified board serves the best interests of the Company and its shareholders by promoting the continuity and stability of the Company and its business. The staggered election of directors assures that at any given time two-thirds of the directors will have had prior experience on the board. Staggered terms for directors would also moderate the pace of change in the board by extending the time required to elect a majority of directors from one to two years. This delay reduces the vulnerability of the Company to unsolicited takeover attempts and attempts to compel the Company’s restructuring or otherwise force it into an extraordinary transaction. It is the opinion of the board of directors that this amendment will serve the best interests of the Company and the shareholders by forcing most potential acquirors to negotiate with the board of directors rather than act unilaterally. The board believes that under most circumstances it can obtain the best terms of the Company and the shareholders if it is in a position to negotiate effectively on their behalf. However, the amendment will also make it more difficult to replace a majority of the board of directors even when the only purpose for doing so may be the performance of the present directors.

The board of directors has considered the potential adverse impact of the proposed amendment and has concluded that such adverse effects are outweighed by the benefits the amendment would afford the Company and the shareholders.

Shareholder Approval

The affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock is required to approve this proposal.

The board of directors recommends a vote FOR the proposed amendment to the Certificate of Incorporation.

PROPOSAL NO. 2

ELECTION OF DIRECTORS OF THE COMPANY

Nominations

The Company’s Certificate of Incorporation provide that the number of directors may be no less than three (3) and no more than twenty-five (25), with the exact number to be fixed by resolution of the Board. The Board has fixed the number at nine (9). Management has nominated the nine (9) persons set forth in the next table to serve as the Company’s directors. Subject to shareholder approval of Proposal 1, the nine persons nominated for election to the Board of Directors have been divided equally into three classes (Class I, Class II and Class III directors).

At the Meeting and assuming the shareholder approval of Proposal 1, the Class I nominees will be elected to hold office until the 2003 Annual Meeting or until their successors are elected and have qualified, the Class II nominees will be elected to hold office until the 2004 Annual Meeting or until their successors are elected and have qualified, and the Class III nominees will be elected to hold office until the 2005 Annual Meeting or until their successors are elected and have qualified. Beginning with the 2003 Annual Meeting and continuing at each annual meeting thereafter, the directors standing for election in that year shall be elected for three year terms. In the event that Proposal 1 is not approved by the shareholders, all of the nominees shall be elected to hold office until the 2003 Annual Meeting or until their successors are elected and qualified.

The proxy holders will vote all proxies for the election of the nine (9) nominees listed below unless authority to vote for the election of any directors is withheld. The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Abstentions and votes cast against nominees have no effect on the election of directors. If any of the nominees should unexpectedly decline or be unable to act as a director, their proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

NOMINEES FOR DIRECTOR

Class I Directors	Class II Directors	Class III Directors
(One Year Initial Term)	(Two Year Initial Term)	(Three Year Initial Term)

Mark N. Baker	G. Bruce Dunn	Gary W. Deems
Robert H. S. Kirkpatrick	C. Granger Haugh	Philip E. Oberhansley
Gary M. Youmans	Corey A. Seale	Thomas E. Swanson

The next table provides certain information as of April 1, 2002 with respect to those persons nominated by the Board of Directors for election as directors. The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may, at a subsequent date, result in a change in control of the Company. There are no arrangements or understandings by which any of the directors of the Company were selected. There is no family relationship between any of the directors or executive officers.

Name	Age	Position/Background
Mark N. Baker	55	Director of the Company and the Bank since 2000. Executive Vice President of San Diego Wood Preserving Company since 1975. Manager of Baker Enterprises, LLC since 1972.

Gary W. Deems	55
Director of the Company and the Bank since 2000. Chairman of the Board of the Company and the Bank since January 1, 2002. Executive Vice President and Chief Administrative Officer of FP Bancorp, Escondido, CA (1993-1998). Retired (1998-present).

G. Bruce Dunn	54	Director of the Company and the Bank since 2001. President/Owner of Mission Pools, since .

Granger Haugh	66	Chairman of the Board of the Company from 1999-2001 and of the Bank from 1997-2001. President, Cliniqa, Inc.

Robert H. S. Kirkpatrick	52
Director of the Company since 1999. Director of the Bank since 1997. President and Chief Financial Officer, Rancon Real Estate (1989-1998). Executive Vice President, First Team Real Estate Inc. (1999-2000). Executive Vice President and Chief Operating Officer, CataList Home’s Inc. (2000-present).

Philip D. Oberhansley	43	Director of the Company since 1999. Director of the Bank since 1997. Partner, Cannon, Parks & Oberhansley (law firm).

Corey A. Seale	44	Vice Chairman of the Board and Director of the Company since 1999. Vice Chairman of the Board since 1999 and a Director of the Bank since 1995. Chief Executive Officer of Fallbrook Hospital.

Thomas E. Swanson	57	President, Chief Executive Officer and Director of the Company since 1999. President and Chief Executive Officer and a Director of the Bank since 1996.

Gary M. Youmans	50	Director of the Company since 1999. Executive Vice President and Director of the Bank since 1996. Mr. Youmans has been employed by the Bank since 1991.

None of the Company’s directors is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The following is a brief account of the business experience for a minimum of five years of each non-director executive officer of the Company or the Bank in addition to their current positions.

Name	Position/Background
L. Bruce Mills, Jr.
Age: 45. Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company since 1999. Senior Vice President, Chief Financial Officer and Corporate Secretary of the Bank since June 1998. Prior to that, he was Executive Vice President and Chief Financial Officer for Life Financial Corporation (1997-1998) and Life Bank (1987-1998), a publicly traded thrift institution.

Donald W. Murray	Age: 44. Executive Vice President and Chief Credit Officer of the Bank since 2001, Senior Vice President and Senior Credit Officer from 1996 to 2000 and Vice President of the Bank from 1994.

F. Michael Patterson
Age: 45. Senior Vice President and Chief Administrative Officer of the Bank since August 2000. Prior to that, he was a relationship manager/consultant with the Cohen Brown Management Group (consulting firm), specializing in development and implementation of Bank Sales and Sales Management programs. Prior to that he was Vice President, Regional Manager of Home Savings.

Committees of the Board of Directors

During 2001, the Company’s Board of Directors held thirteen (13) meetings.

The Board of Directors has not established a nominating committee. The functions of the nominating committee are performed by the full Board of Directors.

The Company had the following committees during 2001.

Name:	Audit
Members:	Messrs. Baker, Kirkpatrick and Seale—each of whom is “independent” as defined in the Nasdaq listing standards
# of meetings:	4
Function:	Oversees the Company’s independent public accountants, analyzes the results of internal and regulatory examination and monitors the financial and accounting organization and reporting
Report:	A copy of the audit committee report for the year ender December 31, 2001 is attached as Exhibit A to this Proxy Statement

Name:	Compensation
Members:	Messrs. Baker, Haugh, Oberhansley, Deems and LeFevre
# of meetings:	3
Function:	Administering the Bank’s executive compensation program, including the Senior Management Incentive Compensation Plan.

Report:	A copy of the compensation committee report is attached as Exhibit B to this Proxy Statement

During 2001 all directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Company’s Board of Directors and the number of meetings of the Company’s committees on which they served.

Compensation of Directors

Directors of the Company receive no compensation from the Company. Directors of the Bank receive fees of $800 for each Board of Directors meeting they attend, up to a maximum of fifteen (15) meetings during any one calendar year; provided that the directors are paid for one meeting missed for any reason and for meetings missed due to illness. Committee members additionally receive $200 per meeting attended except for Loan Committee members who receive $300 for Loan Committee meetings attended. The Chairman of the Board receives $1,000 for each meeting attended again up to fifteen (15) meetings per calendar year with one excused but paid for absence and excused but paid for meeting in the case of illness. Neither Mr. Swanson nor Mr. Youmans, employees of the Bank, receives any fees for attending Board of Director or Committee meetings. The total amount of fees paid to directors for attendance at Board and Committee meetings during 2001 was $161,726 of which $20,000 was deferred.

On September 24, 1996, the Board of Directors adopted the Directors Indexed Fee Continuation Program which replaced all prior directors’ benefit plans. As of December 31, 1996, Director LeFevre and three other former directors had completed the process in order to participate in the Plan. This plan provides for directors to receive a benefit upon retirement which is determined based on two factors.

Fee Deferral: Directors may elect to defer up to $100,000 of cumulative directors fees. Such deferred fees are credited with a rate of interest equal to the average yield earned on the Bank’s loan portfolio, minus 2%. Upon retirement, these fees are paid out as either a lump sum, or over a specified number of years.

Indexed Retirement Benefit: Directors are also entitled to receive a benefit equal to the after tax earnings of specific life insurance policies owned by the Bank, less a cost of funds expense equal to the after tax cost of the Bank’s One Year Investment Instrument. The differential between these two instruments is held as an accrued liability balance and is payable to the director upon retirement provided the director retires with ten years of service. The Plan provides for a minimum retirement benefit of $8,000 per year, for three years. Thereafter, the benefit may fluctuate based on the relationship between the policy earnings and the cost of funds index. The benefit is payable for life. The Plan also provides participants with a death benefit which decreases each year. In April 1998, the Bank amended the plan for two former directors to provide for a lifetime annual benefit of $8,000 per year.

The accrued liability for each of these directors for all plans, which includes fee deferrals for prior years, as of December 31, 2001 was: LeFevre-$131,421 and the other three former directors $199,428. The cost incurred for 2001 excluding the deferred income was $19,403, which was offset by $42,083 in income earned on the insurance policies.

Director Stock Option Awards

On January 17, 2001, Directors Baker, Deems, Haugh, Kirkpatrick, Oberhansley and Seale each received a stock option grant under the Company’s 1993 Stock Option Plan to purchase 525 shares of Common Stock. The options were granted at an exercise price of $6.49 per share and are exercisable for ten years.

On February 22, 2001, Director Dunn was elected to the Board of Directors and received stock option grants under the Company’s 1993 Stock Option plan to purchase 11,025 shares of Common Stock. The options were granted at an exercise price of $7.50 per share and are exercisable for ten years.

Executive Compensation

The Company paid no compensation to its officers in 2001. Set forth below is the summary compensation accrued during 2001 to the five highest paid officers of the Bank who received total annual salary and bonus of more than $100,000 during 2001.
Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Other Annual Compensation($)(3)	Restricted Stock Award(s)($)	Securities Underlying Options/ SARs*(#)(4)	LTIP** Payouts($)	All Other Compensation ($)(5)
Thomas E. Swanson	2001	179,000	—	—	—	—	—	3,268
President and	2000	164,000	102,639	7,476	—	1,103	—	3,315
Chief Executive Officer	1999	164,000	16,740	38,226	—	17,958	—	3,060

L. Bruce Mills, Jr.	2001	128,000	—	—	—	—	—	4,897
Sr. Vice President	2000	124,446	35,225	—	—	8,269	—	311
Chief Financial Officer/Corp Sec	1999	120,996	25,013	—	—	—	—	—

Donald W. Murray	2001	131,000	—	—	—	—	—	3,930
Executive Vice President	2000	120,996	38,962	—	—	8,269	—	3,617
Chief Credit Officer	1999	111,000	24,570	—	—	18,296	—	3,311

F. Michael Patterson	2001	124,450	—	—	—	—	—	3,111
Sr. Vice President	2000	121,000	14,667	—	—	11,025	—	—
Chief Administrative Officer	1999	—	—	—	—	—	—	—

Gary M. Youmans	2001	119,000	—	21,176	—	—	—	3,124
Executive Vice President	2000	114,000	68,304	—	—	1,103	—	3,420
	1999	109,000	49,829	—	—	1,158	—	3,270

(1)	Amounts shown include cash and non–cash compensation earned and received, including monthly auto allowances.

(2)	Amount shown as bonus payments were earned in the year indicated but not paid until the first quarter of the next fiscal year.

(3)
No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer’s total annual salary and bonus. Amounts shown reflect the difference between the exercise price and the market value of options exercised during the year indicated.

(4)
The Company (and prior to its existence—the Bank) has granted stock options to directors and to key, full–time salaried officers and employees of the Bank pursuant to two stock option plans (the “Plans” and the “1985 Plan” and “1993 Plan”, respectively). The 1985 Plan has expired but options granted under such Plan remain outstanding and effective until their exercise or expiration. Options granted under the Plans are either incentive options or non–qualified options. Upon the formation of the Company, it adopted all options granted under the Plans and adopted the 1993 Plan. Options granted under the Plans become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options become fully exercisable upon the sale, merger or consolidation of the Company in which the Company is not a survivor notwithstanding the vesting provisions under the Plans. Options granted under the Plans are adjusted to protect against dilution in the event of certain changes in the Company’s capitalization, including stock splits and stock dividends. All options granted have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Options shown in table have been adjusted for the Company’s 5% stock dividends on November 30, 2001, November 30, 2000 and November 30, 1999.

(5)	Amounts shown reflect the amount of matching contributions made by the Bank pursuant to its 401(k) Plan.

Option Grants in 2001

There were no options granted during 2001 under the 1993 Plan to any of the officers set forth in the preceding table.

Option/SAR Exercises and Year-End Value Table

The following table sets forth certain information as of December 31, 2001 concerning unexercised options under the 1993 Plan for the officers set forth in the compensation table:

Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal year End Option/SAR Value

(a)	(b)	(c)	(d)			(e)
	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)			Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name			Exercisable	/	Unexercisable	Exercisable	/	Unexercisable

Swanson	—	$—	147,702	/	—	$103,531	/	$—
Mills	—	$—	8,947	/	11,477	$6,041	/	$16,438
Murray	—	$—	25,038	/	13,560	$39,332	/	$18,567
Patterson	—	$—	2,205	/	8,820	$2,714	/	$10,857
Youmans	5,349	$21,176	68,875	/	—	$65,225	/	$—

(1)	The aggregate value has been determined based upon the average of the bid and asked prices for the Company’s Common Stock at exercise or year-end, minus the exercise price.

Employment Contracts and Termination of Employment and Change in Control Arrangements

        Effective January 1, 1998, the Bank entered into employment agreements with Thomas E. Swanson, its President and Chief Executive Officer, Gary M. Youmans, Executive Vice President and Donald W. Murray, Executive Vice President and Chief Credit Officer. Effective July 1, 1998, the Bank entered into an employment agreement with L. Bruce Mills, Jr., Senior Vice President and Chief Financial Officer. Effective September 1, 2000, the Bank entered into an employment agreement with F. Michael Patterson, Senior Vice President and Chief Administrative Officer. In general, these agreements provide for three year terms subject to an annual extension, such that the term of these agreements remain at three years. Base salaries for Messrs. Swanson, Mills, Murray, Patterson and Youmans for 2002 have been established as $175,104, $125,664, $128,748, $122,004 and $113,304, respectively. The agreements also provide for discretionary bonuses. If the executive officer is terminated prior to a “Change in Control” but without cause, such executive officer will be entitled to a lump sum payment equal to nine months of compensation (12 months in the case of Mr. Swanson) at the base salary rate then in effect. After a “Change in Control”, a termination without cause or a “resignation with good reason” within 24 months of such “Change in Control” of the executive officer will result in such executive officer being entitled to a lump sum payment equal to 18 months of compensation (24 months in the case of Mr. Swanson) at the base salary rate then in effect. The agreements define a “Change of Control” as including (i) a transfer of control of the Bank, (ii) any person becoming the beneficial owner of securities of the Bank representing 20% or more of the combined voting power of the Bank’s outstanding securities, (iii) a change in the majority of directors of the Bank as a result of a contested election of directors, (iv) a merger, consolidation or sale of all or substantially all of the assets of the Bank, or (v) any change in the majority of the Board of Directors of the Bank during a two year period unless each new director is approved by two–thirds of the directors then in office who were directors at the beginning of such two year period.

Stock Performance Graph

The following graph presents the cumulative, total return for the Company’s Common Stock compared with the Nasdaq US Index, a broad market index of stocks traded in the Nasdaq National Market, and the Nasdaq Bank Index. The graph assumes the value of an investment in the Company’s Common Stock, the Nasdaq US Index and the Nasdaq Bank Index each was $100 on July 31, 1997, when the Bank, as predecessor to the Company, became listed on Nasdaq, and that all dividends were reinvested. It should be noted that historical performance information is no guarantee of future performance.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and ten percent or more shareholders of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of the Company’s equity securities. Officers, directors and ten percent or more shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of ten percent or more of the Company’s equity securities appear to have been met except as follows: Director Dunn filed one report late relating to one transaction in the Company’s stock. This report was subsequently filed.

Transactions with Management and Others

There have been no transactions, or series of similar transactions, during 2001, or any currently proposed transaction, or series of similar transactions, to which the Company or the Bank was or is to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director (or nominee for director) of the Company, executive officer of the Company, any shareholder owning of record or beneficially 5% or more of the Company’s Common Stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indebtedness of Management

The Bank has had, and expects in the future to have banking transactions in the ordinary course of its business with many of the Bank’s directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 2001 such transactions comprising loans did not involve more than the normal risk of collectible or present other unfavorable features. Loans to executive officers of the Bank are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, and other federal laws and regulations.

PROPOSAL NO. 3

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

Description of the Proposal

The Certificate of Incorporation currently provides for the issuance of up to 10 million shares of common stock. Upon approval by the shareholders, this proposal would amend the Certificate of Incorporation to provide as well for the issuance of a maximum of 1 million shares of preferred stock, having such terms, rights and features as may be determined by the board of directors.

The term “blank check” is used to refer to preferred stock, the creation and issuance of which is authorized by the shareholders in advance and the terms, rights and features of which are determined by the board of directors from time to time. The authorization of blank check preferred stock would permit the board of directors to create and issue preferred stock from time to time in one or more series. Subject to the Company’s Certificate of Incorporation, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Company’s securities may be listed, the board of directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change to designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by the stockholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its stockholders.

If the shareholders approve this proposal, Article 4 of the Certificate of Incorporation would be amended in its entirety to read as follows:

“4.
The total number of shares of stock that the corporation shall have authority to issue is eleven million (11,000,000) shares, divided into two classes, as follows: ten million (10,000,000) shares of common stock having a par value of sixty-two and one-half cents ($0.625) per share (“Common Stock”); and one million (1,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (“Preferred Stock”).

The board of directors may issue Preferred Stock from time to time in one or more series, for such consideration as the board of directors may determine, with such voting power, not exceeding one vote per share, and with such designations, preferences and relative, participating, option or other special rights and qualifications, limitations and restrictions, as shall be stated in the resolution or resolutions providing for the issue thereof. All shares of one series shall be of equal rank and identical in all respects. The board of directors is authorized to adopt a resolution at any time (i) fixing or altering the voting powers, designations, preferences, rights, qualifications, limitations and restrictions applicable to any wholly unissued series of Preferred Stock; and (ii) increasing or decreasing the number of shares constituting such series, either before or after issuing shares of such series, but not below the number of such shares then outstanding. Unless and to the extent otherwise required by law, holders of any series of Preferred Stock shall have only such voting rights, if any, as may have been determined by the board of directors in connection with the creation of such series or the modification thereof as allowed by this paragraph. In no event shall the Preferred Stock be entitled to more than one vote per share.”

The Board of Directors approved the proposed amendment to the Company’s Certificate of Incorporation on February 20, 2002, subject to shareholder approval.

Rationale for Creating Blank Check Preferred Stock

The proposed amendment to the Certificate of Incorporation will provide the Company with increased flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow the Company to issue preferred stock from time to time with such features as may be determined by the board of directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets. The board of directors could, among other things, create a series of preferred stock that is convertible into common stock on the basis of either a fixed or floating conversion rate. The board of directors has no immediate plans, understandings, agreements or commitments to issue any preferred stock.

Anti-Takeover Effects of Preferred Stock

This proposal will, if approved, supplement and strengthen the Company’s existing takeover defenses, including the requirement of a two-thirds majority vote of the shareholders to approve certain business combination, and, if adopted, Proposal No. 1, described beginning on page     , which would provide for a classified board of directors.

The issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the board of directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive stockholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the board of directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the stockholders.

While the proposed amendment to the Certificate of Incorporation may have anti-takeover consequences, the board of directors believes that the benefits it would confer on the Company outweigh any disadvantages. In addition to the enhanced ability to finance purchases and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and the shareholders. The board of directors believes it is in the best interest of the Company and the shareholders to encourage potential acquirors to negotiate directly with the board rather than taking unilateral action. Only when empowered to negotiate on behalf of the Company can the board have the best possible opportunity to secure the terms that best serve the interests of the Company and all the shareholders.

Shareholder Approval

The affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock is required to approve the proposal.

The board of directors recommends a vote FOR the proposed amendment to the Certificate of Incorporation.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has not yet selected its independent public accountants for the fiscal year ending December 31, 2002, but intends to do so later this year. Deloitte and Touche LLP audited the Company’s financial statements for the year ended December 31, 2000 and 2001, and have been the Company’s accountants since 1999. It is anticipated that a representative of Deloitte and Touche LLP will be present at the Company’s Meeting and will be available to respond to appropriate questions from shareholders. All professional services rendered by Deloitte and Touche LLP during 2001 were furnished at customary rates and terms.

Fees Paid to Independent Auditors

For 2001, the Audit Committee considered and deemed the services provided by Deloitte and Touche LLP, the Company’s independent auditor, compatible with maintaining the principle accountant’s independence. During the fiscal year ended December 31, 2001, fees paid to Deloitte and Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) consisted of the following:

Audit Fees

Audit fees billed to the Company by Deloitte during 2001 for review of the Company’s annual financial statements and those financial statements included in the quarterly reports on Form 10-QSB totaled $69,450.

Financial Information Systems Design and Implementation Fees

Deloitte did not bill the Company for any fees related to financial information systems design and implementation during 2001.

All Other Fees

Fees billed to the Company by Deloitte during 2001 for all other non-audit services including tax related services totaled $27,330.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for the Company’s 2003 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 20, 2002, in a form that complies with applicable regulation.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s Annual Report to shareholders containing audited financial statements is included in this mailing to shareholders.

ANNUAL REPORT ON FORM 10-K

Community Bancorp Inc. will provide you, without charge, a copy of its annual report for the year ended December 31, 2001 on Form 10-K, including financial statements and schedules, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may obtain a copy by writing to L. Bruce Mills, Community National Bank, 900 Canterbury Place, Suite 300, Escondido, Ca.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Meeting in accordance with the terms of such proxies.

CO	MMUNITY BANCORP INC.

Fallbrook, California
April 11, 2002	By:	L. Bruce Mills, Jr.
Secretary

EXHIBIT “A”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (“Committee”) of the Board of Directors is composed of four independent directors. The members of the Committee are: Directors Seale (Chairman), Baker and Kirkpatrick.

The Committee held four (4) meetings during 2001. During the course of the year, the Committee reviewed its Charter, which was accepted by the Board of Directors without change.

The Committee oversees the financial reporting process for Community Bancorp Inc. (the “Company”) on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the annual financial statements to be included in the Annual Report and Form 10-K.

In accordance with Statements on Accounting Standards (SAS) No. 61, discussions were held with management and the independent auditors regarding the acceptability and the quality of the accounting principles used in the reports. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Committee has discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1.

The Committee has also met and discussed with management and its independent auditors, issues related to the overall scope and objectives of the audits conducted, the internal controls used by the Company, and the selection of the Company’s independent auditors.

Pursuant to the reviews and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Signed and adopted by the Audit Committee this 20th day of March, 2002.

/s/    Corey A. Seale

Committee Chairman

/s/    Mark N. Baker

Director/Committee Member

/s/    Robert H.S. Kirkpatrick

Director/Committee Member

A-1

EXHIBIT “B”

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The goals of the Bank’s executive compensation program are to attract and retain higher caliber executives, provide compensation in a cost efficient manner, encourage executive ownership of Company Common Stock and motivate executives to maximize returns to shareholders, both annually and over the long-term.

Executive Compensation Philosophy

The Company and the Bank believe that a well-designed and administered executive compensation program is a key component in the attainment of their financial objectives. The goal of the executive compensation program is to link it directly to the achievement of short and longer-term corporate growth and profitability targets and the improvement of shareholder value. The Company and the Bank use a program of cash compensation, equity and benefits to attain this goal.

Compensation Committee

The Compensation Committee is responsible for administering the Bank’s executive compensation program, including the Senior Management Incentive Compensation Plan. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in the Bank’s Senior Management Incentive Compensation Plan.

Pay for Results and Performance

•
Executive compensation levels are established via external surveys of the competitive compensation practices and performance of a peer group of similar, publicly-held, independent community banks in California.

•	Annual incentive compensation is based on the Bank’s attainment of operating results in areas of corporate profitability, credit quality, and regulatory compliance.

•
The Board of Directors approved a new Senior Management Incentive Compensation Plan in                              to provide annual cash incentive awards to senior executive officers based on meeting measurable criteria. In order to protect shareholder interests, the plan requires above average performance as demonstrated by meeting minimum return on assets and equity before any incentive award is paid. The Plan also identifies certain key operating ratios as benchmarks which also must be met.

•
The stock option program rewards executive contribution over time and, via the vesting schedule, is designed to retain key executives in the Company’s and the Bank’s employ. Be encouraging a longer-term ownership position in the Common Stock, the plan closely aligns executive return with that of the shareholder. The Company grants stock options from time to time to its senior officers based on performance.

B-1

•	The Company and the Bank also provide a competitive program of benefits for its executives which are tax-efficient and cost effective.

•
The Company and the Bank believe that base compensation is competitive within the industry peer group and that performance-based incentive compensation and stock option programs create a strong linkage between Company and Bank management and their shareholder.

Chief Executive Officer Compensation

Thomas E. Swanson served as President and Chief Executive Officer of the Company and the Bank during 2001. The Committee used the same compensation policy described above to determine Mr. Swanson’s 2001 compensation.

Mr. Swanson received a base salary of $170,000 for 2001 and, like other senior executive officers, received no award under the Senior Management Incentive Compensation Plan. Mr. Swanson’s base salary for 2002 has been set at $175,104 based upon consideration of both competitive forces and the Company’s performance.

CO	MPENSATION COMMITTEE

/s/	Mark N. Baker

Ch	airman

/s/	C. Granger Haugh

Dir	ector

/s/	Philip E. Oberhansley

Dir	ector

/s/	Gary W. Deems

Dir	ector

/s/	E. Steve LeFevre

Dir	ector

B-2

REVOCABLE PROXY—COMMUNITY BANCORP INC.
ANNUAL MEETING OF SHAREHOLDERS—May 29, 2002

The undersigned shareholder(s) of Community Bancorp Inc. (the “Company”) hereby appoints, constitutes and nominates Mark N. Baker, C. Granger Haugh and Corey A. Seale, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Grand Tradition, 1602 South Mission Road, Fallbrook, California on Wednesday, May 29, 2002 at 6:00 p.m. local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.	Amendment of Certificate of Incorporation to Classify the Board of Directors. To approve an amendment to the Company’s Certificate of Incorporation to classify the Board of Directors
	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.
Election of Directors. To elect the following nine (9) persons to the Board of Directors of the Company to serve for the terms set forth in the Company’s Proxy Statement and until their successors are elected:

	Mark N. Baker	Gary W. Deems	G. Bruce Dunn
	C. Granger Haugh	Robert H.S. Kirkpartick	Philip D. Oberhansley
	Corey A. Seale	Thomas E. Swanson	Gary M. Yourmans

☐	FOR all nominees listed above (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all nominees listed above

A shareholder may withhold authority to vote for any nominees by lining through or otherwise striking out the name of such nominees.

3.	Amendment of Certificate of Incorporation to Authorize Issuance of Preferred Stock. To approve an amendment to the Company’s Certificate of Incorporation to authorize the issuance of preferred stock.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Other Business. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

The Board of Directors recommends a vote FOR each of the foregoing proposals. If any other business is properly presented at the Annual Meeting, this Proxy shall be voted in accordance with the judgment of the proxy holders. This Proxy also vests discretionary authority to cumulate votes. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

Date:

Signature(s)

Number of Shares

I (We) will ☐ will not ☐ attend the Annual Meeting in person

NOTE: Please sign your full name. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.